Exhibit 99.1

VCA Antech, Inc. to Acquire MediMedia Animal Health, LLC Unit of MediMedia USA Inc

LOS ANGELES, California, and CARLSTADT, New Jersey, July 10, 2011 - VCA Antech, Inc. (NASDAQ Global Select Market: WOOF)(“VCA Antech”), a leading animal healthcare company in the United States, and MediMedia USA, Inc.(“MediMedia”), a leading innovative specialty healthcare communications, publishing and medical education company, today announced the signing of a definitive agreement for VCA Antech to acquire MediMedia Animal Health, LLC (“Vetstreet”) from MediMedia for $146 million in cash.  Vetstreet, located in Yardley, Pennsylvania, is the nation’s largest provider of online communications, professional education  and marketing solutions to the veterinary community and is a subsidiary of MediMedia a portfolio company of Vestar Capital Partners V, L.P. and certain of its affiliates.

The acquisition is conditioned on the expiration or earlier termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended and other customary conditions.  Closing is expected between August 2011 and early September 2011.

Bob Antin, Chairman and CEO of VCA Antech, Inc., stated, “We are excited about combining Vetstreet with our existing businesses.  We believe that this combination will provide both companies with outstanding growth opportunities.  Vetstreet has a history of strong year over year revenue growth including growth of approximately 72% from 2009 to 2010 as well as an estimated growth rate in excess of 50% from 2010 to 2011.  Vetstreet’s innovative approach to providing valuable services to both veterinarians and pet owners, combined with our considerable presence in both the animal hospital and diagnostic laboratory businesses, will expand the breadth of our product offerings to the veterinary community.

“The long-term synergies provided by combining Vetstreet with our existing businesses are extremely meaningful to each of our three business segments.  Vetstreet’s online communication tools will help increase client visits to the over 16,000 Antech clients, as well as our own animal hospitals, and strengthen the bond between the pet owner and her veterinarian.  Vetstreet’s educational services round out the offering to assure that Vetstreet will be the focal point between the pet owner and his or her veterinarian.”

Vetstreet currently offers a highly differentiated suite of products and services to the veterinary community, including:

•
VetInsite Analytics provides data and reports to pharmaceutical and nutritional companies that allow them to track market share at both the local and national level. In addition, Vetstreet executes direct marketing programs in conjunction with the veterinarian to grow product sales and increase traffic to the animal hospital.

•
Vetstreet will soon launch a veterinarian-supported consumer portal, vetstreet.com, providing education, referral and e-commerce support for the pet owner.  Vetstreet’s consumer strategy is grounded in promoting the relationship between the pet owner and their veterinarian through direct links to subscribing veterinary practices, including online communication vehicles that serve to strengthen the connection between clients and veterinary hospitals.

•
Vetstreet Pro, a bundle of communications services for the veterinarian, promotes the connectivity and bond between the practice and the pet owner.  Over 4,500 practices located in the US and Canada, with over 20 million active clients, currently use Vetstreet Pro, including practice websites, personalized and secured pet owner portals, automated reminder cards, automated ID cards and practice analytics to increase client visits and drive compliance and persistency in a medically appropriate way.

•
For over 30 years, Vetlearn and its predecessors have been the leader in providing world-class continuing education to animal health professionals throughout the industry with leading publications such as Compendium, Veterinary Technician and the recently re-launched professional education portal Vetlearn.com.  Over 50,000 veterinary professionals have taken part in Vetlearn’s continuing education programs.

Mr. Antin continued, “Vetstreet’s annual revenues are expected to grow to $55 to $65 million in 2012.  The impact on earnings per share is expected to be slightly dilutive (approximately $0.02 to $0.03 per fully diluted share) in the current year and accretive thereafter.  I have known and worked with the Vetstreet management team for over 10 years and am excited that the entire team, led by Derrick Kraemer, President, and Jeff Gaidos, Executive Vice President, is expected to continue with Vetstreet following the closing.”

Derrick Kraemer, president of Vetstreet stated, “For years, veterinary professionals and pet owners have valued VCA Antech’s dedicated leadership in helping pets reach their full potential through quality practice health care and world-class diagnostic services. Vetstreet is excited to join VCA Antech and to continue to serve the veterinary community with our leading turnkey client communication platform (Vetstreet®) and our industry leading continuing educational portal (Vetlearn.com™).”

Norm Alpert, Chairman of the MediMedia Management Committee and Managing Director and Co-Founder of Vestar Capital Partners, stated, “We are extremely pleased with this transaction.  Vetstreet’s president, Derrick Kraemer, and the rest of the Vetstreet team have done a fantastic job growing their business into the industry leader in veterinary practice communication, education and marketing tools, and this transaction with VCA is a validation of this success.”

Piper Jaffray & Co. served as the exclusive financial advisor to Vetstreet.

Conference Call

VCA Antech will discuss these developments during a conference call on Monday, July 11, at 9:15 a.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call by dialing (877) 293-5492. Interested parties should call at least 10 minutes prior to the start of the call to register.

About VCA

VCA Antech, Inc. owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and supplies diagnostic imaging equipment to the veterinary industry.

About MediaMedia

MediMedia is an integrated content and marketing services provider focused on the healthcare and pharmaceutical industries. The Company operates in two principal divisions: Patient Education and Pharmaceutical Marketing. The Patient Education Group provides comprehensive health management programs and services and patient education content to key healthcare stakeholders, including employers, hospitals, health plans, physicians, patients and pharmaceutical companies. The Pharmaceutical Marketing Group provides a variety of marketing solutions for pharmaceutical companies designed to target physicians and patients. The Company is headquartered in Carlstadt, New Jersey.

About Vestar Capital Partners

Vestar is a leading international private equity firm specializing in management buyouts and growth capital investments with $7 billion in assets under management. The firm targets companies in the U.S. and Europe in five key industry sectors: consumer, diversified industries, healthcare, media/communication, and financial services.   Vestar has been particularly active since 2006 with investments in the healthcare information services segment including its investment in MediMedia. Since the firm’s founding in 1988, the Vestar funds have completed more than 67 investments in companies with a total value of more than $30 billion. Vestar has operations in New York, Boston, Denver, Munich, and Paris.  For more information, please visit Vestar’s website at http://www.vestarcapital.com/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements as to the expected growth, innovation and other benefits of the combination of the two companies, expected impact of the merger on net income and earnings per diluted share for each of 2011 and 2012, the anticipated timeframe for the closing, and whether the satisfaction of the closing conditions will be met and the merger consummated. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability of the companies to satisfy the conditions to the closing of the merger; the ability of the Company to obtain the consent of its lenders; the ability of the companies to consummate the merger; a material adverse change in the financial condition or operations of either company; the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the rate of the Company's laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of the Company's recent acquisitions and its ability to effectively manage its growth and achieve operating synergies; a continued decline in demand for some of the Company's products and services; any disruption in the Company's information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of the Company's goodwill; changes in prevailing interest rates; the Company's ability to service its debt; and general economic conditions. These and other risk factors are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Report on Form 10-K for the year ended December 31, 2010, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

Media Contacts:

For VCA Antech, Inc.:
Tomas Fuller, Chief Financial Officer
(310) 571-6505

For MediMedia and Vestar Capital Partners:
Carol Makovich
Owen Blicksilver Public Relations
(203) 622-4781